77Q1.  Exhibit

(b) Proposed Changes to Investment Policies of Touchstone Investment Trust Under New Fund Names Rule


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                                MEMORANDUM



TO:           Board of Trustees

FROM:         Jay S. Fitton

RE: Proposed Changes to Investment Policies of Touchstone Investment Trust Under New Fund Names Rule
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Rule 35d-1 of the 1940 Act ("Rule 35d-1") requires that, in order not to be materially deceptive and misleading, a mutual fund whose name suggests that it focuses its investments in a particular type of investment, must:

1) adopt a policy to invest, under normal circumstances, at least 80% of the value of its Assets* in the particular type of investment suggested by the fund's name; and
2)       (a)     the foregoing investment policy may be a fundamental policy, in which case a change in the policy must be approved by the fund's shareholders, OR
         (b)     the foregoing investment policy may be a non-fundamental
                 policy, in which case the fund must provide the fund's shareholders with at least 60 days prior notice of any change in the investment policy.

Management recommends that each Fund affected by Rule 35d-1 change its investment policies, in lieu of changing its name. Funds are required to be in compliance with Rule 35d-1 by July 31, 2002. Management further recommends that the Board of Trustees adopt each Fund's new investment policies substantially as presented at this meeting to be effective upon the regular annual update of each Fund's prospectus, or at an earlier date as determined by management. If the required changes are made to the Funds' prospectuses during each prospectus' regular annual update, the changes would be made February 1, 2002 to Touchstone Investment Trust.

Listed below is an analysis of the changes required to the investment policies of the Funds in order to comply with Rule 35d-1.



* "Assets," as used throughout this memorandum, is defined by Rule 35d-1 as net assets, plus the amount of any borrowings for investment purposes.


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Touchstone Investment Trust
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Summary

Management recommends the following funds adopt a new NONFUNDAMENTAL policy to invest 80% of Assets in the investments suggested by their names. This requires the approval of the Board of Trustees and may be changed in the future by the Board of Trustees:

Intermediate Term Government Income Fund
Short Term Government Income Fund
Institutional Government Income Fund
Bond Fund
High Yield Fund

The following fund requires no changes:

Money Market Fund

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Listed below is a detailed analysis of the changes proposed for each TINT Fund:

BOND FUND

     Requirements - The Fund must have either (1) a fundamental policy to invest at least 80% of Assets, under normal circumstances, in bonds OR (2) a nonfundamental policy to invest at least 80% of Assets, under normal circumstances, in bonds and to give shareholders 60 days' notice of any change to this 80% policy.

     Current Policy- The Fund invests primarily in investment grade debt securities (at least 65% of total assets).

     Recommended Changes - Change the Fund's nonfundamental policy to state "The Fund invests primarily, under normal circumstances, in bonds (at least 80% of Assets). Bonds include mortgage-related securities, asset-backed securities, Government securities and corporate debt securities. Shareholders will be provided with at least 60 days' prior notice of any change in this policy."

INTERMEDIATE TERM GOVERNMENT INCOME FUND

     Requirements - The Fund must have either (1) a fundamental policy to invest at least 80% of Assets, under normal circumstances, in government securities OR (2) a nonfundamental policy to invest at least 80% of Assets, under normal circumstances, in government securities and to give shareholders 60 days' notice of any change to this 80% policy.

     Current Policy - The Fund invests primarily in intermediate-term U.S. Government securities (at least 65% of total assets), having an effective maturity of 20 years or less.

     Recommended Changes - Change the Fund's nonfundamental policy to state "The Fund invests primarily, under normal circumstances, in U.S. Government securities (at least 80% of Assets). Shareholders will be provided with at least 60 days' prior notice of any change in this policy."

SHORT TERM GOVERNMENT INCOME FUND

     Requirements - The Fund must have either (1) a fundamental policy to invest at least 80% of Assets, under normal circumstances, in government securities OR (2) a nonfundamental policy to invest at least 80% of Assets, under normal circumstances, in government securities and to give shareholders 60 days' notice of any change to this 80% policy.

     Current Policy - The Fund invests primarily (at least 65% of total assets) in short-term securities issued by the U.S. Government or its agencies.

     Recommended Changes - Change the Fund's nonfundamental policy to state "The Fund invests primarily (at least 80% of Assets), under normal circumstances, in securities issued by the U.S. Government or its agencies. Shareholders will be provided with at least 60 days' prior notice of any change in this policy."

INSTITUTIONAL GOVERNMENT INCOME FUND

     Requirements - The Fund must have either (1) a fundamental policy to invest at least 80% of Assets, under normal circumstances, in government securities OR (2) a nonfundamental policy to invest at least 80% of Assets, under normal circumstances, in government securities and to give shareholders 60 days' notice of any change to this 80% policy.

     Current Policy - The Fund invests primarily (at least 65% of total assets) in short-term securities issued by the U.S. Treasury or agencies of the U.S. Government.

     Recommended Changes to Policy - Change the Fund's nonfundamental policy to state "The Fund invests primarily (at least 80% of Assets), under normal circumstances, in securities issued by the U.S. Treasury or agencies of the U.S. Government. Shareholders will be provided with at least 60 days' prior notice of any change in this policy."

HIGH YIELD FUND

     Requirements - The Fund must have either (1) a fundamental policy to invest at least 80% of Assets, under normal circumstances, in non-investment grade debt securities OR (2) a nonfundamental policy to invest at least 80% of Assets, under normal circumstances, in non-investment grade debt securities and to give shareholders 60 days' notice of any change to this 80% policy.

     Current Policy - The Fund invests primarily in non-investment grade debt securities (at least 65% of total assets) of domestic corporations.

     Recommended Changes - Change the Fund's nonfundamental policy to state "The Fund invests primarily, under normal circumstances, in non-investment grade debt securities (at least 80% of Assets). Shareholders will be provided with at least 60 days' prior notice of any change in this policy."

MONEY MARKET FUND

     If a fund's name suggests that it is a money market fund, the fund is in compliance with the Names Rule if the requirements of Rule 2a-7 are met; therefore, no changes are required.